Exhibit 2.1

From:

Leone Media Inc.

(“we” or the “Promisor”)

To: Harmonic Inc. (the “Beneficiary”) December 8, 2025

STRICTLY CONFIDENTIAL

Re: Put option relating to Project Niagara

Dear Sirs,

We refer to our recent discussions relating to the contemplated acquisition from the Beneficiary of certain assets (including certain equity interests) and the assumption of certain liabilities of the video business operated by the Beneficiary and its Subsidiaries (the “Transaction”).

This put option agreement (this “Put Option Agreement”) sets forth the Promisor’s irrevocable commitment to acquire the Transferred Assets and to assume the Assumed Liabilities, on the terms and subject to the conditions set forth in this Put Option Agreement and in the asset purchase agreement attached to this Put Option Agreement as Appendix 1 (the “APA”).

Capitalized terms not otherwise defined in this Put Option Agreement shall have the meanings given to them in the APA, and any reference in this Put Option Agreement to an Article or Section shall mean an Article or Section of the APA, it being specified that any reference to a “Clause” means a clause of this Put Option Agreement.

1.	Commitment to acquire the Transferred Assets and to assume the Assumed Liabilities

1.1

The Promisor hereby irrevocably undertakes, under and subject to the terms and conditions of this Put Option Agreement, to acquire from the Beneficiary all of the Transferred Assets, and to assume from the Beneficiary all of the Assumed Liabilities, on the terms and subject to the conditions set forth in the APA (including, for the avoidance of doubt, the satisfaction or the waiver of the conditions set forth in Article VIII (Conditions to Obligations to Close) of the APA), subject to the Promisor having received, on or prior to the expiration of the Exercise Period (as defined below), a notice sent by the Beneficiary of its decision, on its behalf and on behalf of all relevant Sellers, to sell the Transferred Assets and to Convey the Assumed Liabilities to the Promisor pursuant to the terms and conditions of the APA (the “Put Option” and the notice of such decision being referred to as the “Put Option Notice”), such Put Option Notice in the form attached to this Put Option Agreement as Appendix 2. By countersigning this Put Option Agreement, the Beneficiary (i) accepts the benefit of the Put Option as an option solely, without any undertaking to exercise such Put Option and (ii) takes the undertakings set forth in this Put Option Agreement.

1.2

The obligation of the Promisor to execute the APA and to consummate the Transaction shall be subject to its satisfaction or its waiver by the Promissor on, or prior to the APA Execution Date (as defined below), of the following condition (the “Put Option Condition”): There shall not have occurred a Material Adverse Effect following the date hereof that is continuing as of the APA Execution Date.

This Put Option Agreement supersedes any offer that has been made previously in the context of the Transaction.

1.3

One Equity Partners VII, L.P., One Equity Partners VII-A, L.P. and One Equity Partners VII-A, L.P. (the “Funds”) hereby irrevocably jointly and severally undertake to the Beneficiary, upon the Promisor’s receipt of the Put Option Notice on or prior to the expiration of the Exercise Period, and subject to the Put Option Condition, to enter into the Equity Commitment Letter in the form attached to this Put Option Agreement as Appendix 3 (the “ECL”) prior to the Promisor’s execution of the APA.

1.4

This Put Option Agreement will come into force on the date hereof and shall remain open for exercise by the Beneficiary (on its behalf and on behalf of all relevant Sellers) from the date hereof until the earlier of:

(i)

11.59 p.m. (Eastern time), on the fifth (5th) Business Day after the Business Day on which the Consultation Process (as defined below) is deemed to have been completed in accordance with Clause 3 (Assistance to the Consultation Process); and

(ii)	March 23, 2026 at 11:59 pm (Eastern time), or any other later date and time as may be agreed in writing between the Promisor and the Beneficiary,

(the period from the date hereof until such date, the “Exercise Period”).

1.5

The Put Option Notice shall (a) confirm that the Put Option Condition is satisfied and that the Consultation Process has been completed and (b) specify the date (the “APA Execution Date”) (being a Business Day between three (3) and five (5) Business Days after the sending of such notice) by which the APA shall be executed by the parties to the APA in accordance with the provisions of articles 1366 and seq. of the French Civil Code, through the service provider DocuSign. Subject to the sending of the Put Option Notice and delivery of the duly signed APA by the Beneficiary, the Promisor irrevocably undertakes to execute the APA in its capacity as “the Buyer” on the date specified in the Put Option Notice.

The Promisor and the Beneficiary acknowledge that the Put Option is definitive and irrevocable and that it cannot be withdrawn by the Promisor in any circumstance (either prior to or after the exercise of the Put Option by the Beneficiary), except by mutual written agreement of the Promisor and the Beneficiary, in accordance with article 1193 of the French Civil Code. The Promisor and the Beneficiary acknowledge that this Put Option is a promesse unilatérale governed by article 1124 of the French Civil Code and does not constitute an offer governed by article 1114 et seq. of the French Civil Code.

1.6

Each of the Promisor, the Beneficiary and each Fund shall irrevocably waive any right it may have (i) to terminate this Put Option Agreement under article 1226 of the French Civil Code (regarding the right of a creditor to terminate a contract at its own risk), (ii) to claim that this Put Option Agreement has lapsed under article 1186 alinéa 2 of the French Civil Code, (iii) to accept a partial performance of this Put Option Agreement and claim a corresponding reduction of the Purchase Price under article 1223 of the French Civil Code and (iv) to renegotiate this Put Option Agreement under article 1195 of the French Civil Code and agrees to fully assume any risk which may arise from any of the unforeseeable circumstances referred to under such article, and, accordingly no termination, lapse or variation of this Put Option Agreement (or any agreement or document entered into in connection with this Put Option Agreement) shall be permitted on the grounds of any of the foregoing provisions of the French Civil Code.

1.7

Each of the Promisor, the Beneficiary and each Fund further acknowledges and agrees that an award of damages would not constitute a sufficient remedy in the event of breach or non-performance by the other Party of its obligations in respect of the Put Option and that specific performance (“exécution forcée”) is intended to be sought by the non-defaulting Party under or in connection with this Put Option Agreement and that such specific performance is not and would not be considered as “manifestly disproportionate” under the meaning of article 1221 of the French Civil Code and each of the Promisor, the Beneficiary and each Fund hereby irrevocably waives any such claim to contest or dispute a request for specific performance, without prejudice to the right of the non-defaulting Party to claim (additional) damages.

2.	Representations and warranties and covenants

2.1	Representations and warranties of the Promisor

The Promisor hereby warrants to the Beneficiary that the representations and warranties of the Buyer in Article IV of the APA are true and accurate in all respects as of the date hereof, as if they were incorporated in full in this Put Option Agreement;

2.2	Representations and warranties of the Beneficiary

The Beneficiary hereby warrants to the Promisor that the representations and warranties of the Company in Article III of the APA are true and accurate in all respects as of the date hereof, as if they were incorporated in full in this Put Option Agreement.

2.3	Representations and warranties of the Funds

Each Fund hereby warrants to the Promisor that the representations and warranties of such Fund in Section 13 of the ECL are true and accurate in all respects as of the date hereof, as if they were incorporated in full in this Put Option Agreement.

2.4	Covenants of the Beneficiary

By countersigning this Put Option Agreement, the Beneficiary shall, as from the date hereof, comply with the provisions of Section 5.3 (Efforts), Section 5.5 (Debt Financing), Section 5.7 (Conduct of Business), Section 5.8 (Day 1 Preparation Plan) and Section 5.21 (Exclusivity), as if the same were incorporated in full in this Put Option Agreement and which shall apply mutatis mutandis.

2.5	Covenants of the Promissor

By countersigning this Put Option Agreement, the Promisor shall, as from the date hereof, comply with the provisions of Section 5.3 (Efforts), Section 5.5 (Debt Financing) and Section 5.8 (Day 1 Preparation Plan), as if the same were incorporated in full in this Put Option Agreement and which shall apply mutatis mutandis.

3.	Assistance to the Consultation Process

3.1	As consideration for this Put Option, the Beneficiary undertakes to:

(a)

procure that Harmonic France SAS (the “French Subsidiary”) engages in the information and consultation process of the relevant staff representative body (comité social et économique), (the “Works Council”) in connection with the Transaction (the “Consultation Process”) as soon as reasonably practicable following the date hereof and in any event, by convening a meeting of the Works Council no later than five (5) Business Days following the date hereof, and conducts it in a timely manner and in accordance with applicable Law with a view to completing the Consultation Process as soon as practically possible;

(b)

provide the Promissor with the draft economic notice (note économique) and all other substantive materials to be provided to the Works Council as part of the Consultation Process (the “Material Documents”) and (i) offer the Promissor a reasonable opportunity to discuss the content of the Material Documents; and (ii) consider in good faith any reasonable comments the Promissor may have in relation to any Material Documents, in each case, in so far as such documents or comments relate to the legal requirements and the description of the Promissor and the social consequences (if any) on employees of the Transaction, prior to disclosure to the Works Council (as part of the Consultation Process); and

(c)

keep the Promisor informed of (x) the status and progress of the Consultation Process including any court procedure related to such Consultation Process and (y) any material issue arising from such process and notify the Promisor of the date on which the Consultation Process is completed (or deemed completed) not later than two (2) Business Days after such completion (or deemed completion).

3.2

For the purpose of this Put Option Agreement, the Consultation Process shall be deemed completed on the earlier of (i) the date on which, following their information and consultation in accordance with the French Code du travail, the Works Council will have rendered a final opinion (whether positive or negative) regarding the Transaction, or (ii) failing an express opinion from the Works Council, the date on which the Works Council will be deemed to have rendered a final opinion (whether positive or negative) regarding the Transaction pursuant to applicable Laws and regulations as determined under the sole responsibility of the Beneficiary, after consultation with the Promisor.

3.3	The Promisor agrees that it shall, and shall cause its Affiliates, to:

(i)

provide, upon reasonable request from the Beneficiary, any document or information (whether in writing or orally) which may be reasonably and customarily required by the Beneficiary, the French Subsidiary, the Works Council or any expert appointed thereby in the context of the Consultation Process;

(ii)

have, upon reasonable request from the Beneficiary, with reasonable notice and to the extent possible, representatives of the Promisor attend one or more meetings of the Works Council and meet with the relevant employee representative bodies, when requested and with prior notice; and

(iii)	more generally, provide reasonable assistance and cooperation with a view to completing the Consultation Process in a timely fashion.

3.4

The Beneficiary shall not, and shall procure that none of the Sellers and the French Subsidiary, without the prior written consent of the Promisor, (i) make any declarations or commitments to the Works Council and/or employees of the Sellers and the French Subsidiary regarding the Promisor intentions concerning the future operations of, or employment within the French Subsidiary and/or (ii) agree to any arrangements with the Works Council and/or employees of the Sellers and the French Subsidiary in connection with the Transaction.

4.	Exclusivity

4.1

By countersigning this Put Option Agreement, on the date hereof, the Beneficiary grants to the Promisor a period of exclusivity ending, whether or not the Put Option has lapsed, on the earlier of (i) 11.59 p.m. (Eastern time), on March 23, 2026 and (ii) the date of execution of the APA by all the parties to it (the “Exclusivity Period”), it being specified that Clause 4 (Exclusivity) of this Put Option Agreement shall immediately lapse if the Promisor fails to execute the APA as provided for in Clause 1.5 (Commitment to acquire the Transferred Assets and to assume the Assumed Liabilities) in breach of the provisions of this Put Option Agreement.

4.2	During the Exclusivity Period, the provisions set forth in Section 5.18 (Exclusivity) of the APA shall apply, mutatis mutandis.

5.	No binding obligations on the Beneficiary

5.1

The Promisor acknowledges that the Beneficiary countersigns this Put Option Agreement in order to (i) accept the benefit of the Put Option solely as an option and (ii) agree with the specific commitments set out in this Put Option Agreement and in particular in Clause 2 (Representations and Warranties and Covenants) Clauses 3 (Assistance to the Consultation Process), and 4 (Exclusivity).

5.2

The Promisor further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by the Beneficiary or any of its Affiliates to sell to the Promisor, or to any of its Affiliates, all or part of the Transferred Assets or to Convey to the Promisor the Assumed Liabilities, or be bound by any obligation of any nature whatsoever in connection with the Transaction, other than as set forth in this Put Option Agreement.

6.	APA

The provisions set forth in Sections 5.2(a) (Confidentiality), 5.9 (Public Announcements), 11.7 (Expenses) and 11.9 (Notices) of the APA shall apply mutatis mutandis to this Put Option Agreement.

7.	Duration and Termination

7.1	This Put Option Agreement shall terminate on the earlier of:

i.	the date of execution of the APA by the Beneficiary and the Promisor; and

ii.

if the Put Option has not been validly exercised by the Beneficiary, the date which falls immediately after the expiration of the Exercise Period as specified in Clause 1.3 (Commitment to acquire the Transferred Assets and to assume the Assumed Liabilities) above.

7.2

Upon any termination of this Put Option Agreement pursuant to this Clause 7 (Duration and Termination), all further obligations of the Parties hereunder, other than (i) the exclusivity undertakings provided in Clause 4 (Exclusivity) above which shall continue to apply pursuant to Clause 4.1 and Clause 8 (Governing Law - Jurisdiction), shall terminate, except nothing in this Clause 7 shall be deemed to release any signatory of this Put Option Agreement from any liability for any Willful Breach by such signatory of the terms and provisions of this Put Option Agreement. For the pruproses of this Clause 7.2, a “Willful Breach” means an intentional act or intentional failure to act by a signatory hereto which was actually known by the acting (or failing) signatory at the time of the act (or failure) to constitute a breach of this Put Option Agreement.

8.	Governing law – Jurisdiction

8.1

This Put Option Agreement (as well as any exercise of the Put Option, any matters relating to this Put Option Agreement or to any such exercise, and any non-contractual obligations arising out of or in connection with the foregoing) shall be governed by, and construed in accordance with French law.

8.2

Any dispute or claim of whatever nature arising out of or in any way relating to this Put Option Agreement, including its execution, interpretation or enforcement, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal des Affaires Economiques de Paris).

9.	Cooperation

Each of the Promisor and the Beneficiary shall from time to time execute such documents and perform such acts and things are reasonably required to the performance of this Put Option Agreement and to give the other party the full benefit of this Put Option Agreement.

10.	Electronic signature

10.1

The Parties hereby agree to sign electronically this Put Option Agreement in accordance with the provisions of articles 1366 and seq. of the French Civil Code, through the service provider DocuSign, which will ensure the security and integrity of the digital copies of this Put Option Agreement in accordance with the Laws on the electronic signature.

10.2

Each Party hereby undertakes to take all appropriate measures to ensure that the electronic signature of this Put Option Agreement is made by its representative duly authorized for the purposes hereof.

10.3

Each Party hereby acknowledges and agrees that its signing of this Put Option Agreement via the abovementioned electronic process is made in full knowledge of the technology implemented, its related terms of use and the Laws on the electronic signature, and, accordingly, hereby irrevocably and unconditionally waives any right such party may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Put Option Agreement in this respect.

***

Yours faithfully,

The Promisor	Signed for and on behalf of
One Equity Partners VII, L.P.,
by its general partner
OEP VII General Partner, L.P.,
by its general partner
OEP VII GP, L.L.C., by:

/s/ Allen Broome	/s/ James Koven
Represented by: Allen Broome	Represented by: James Koven
Position: Chief Executive Officer	Position: Partner

Signed for and on behalf of	Signed for and on behalf of
One Equity Partners VII-A, L.P.,	One Equity Partners VII-B, L.P.,
by its general partner	by its general partner
OEP VII General Partner, L.P.,	OEP VII General Partner, L.P.,
by its general partner	by its general partner
OEP VII GP, L.L.C., by:	OEP VII GP, L.L.C., by:

/s/ James Koven	/s/ James Koven
Represented by: James Koven	Represented by: James Koven
Position: Partner	Position: Partner

This Put Option Agreement is counter-signed by the Beneficiary exclusively to accept the Put Option as an option only, exercisable in the Beneficiary’s sole discretion in accordance with the terms and conditions set forth thereof, and to acknowledge its agreement on the undertakings provided in this Put Option Agreement, in particular regarding the exclusivity undertakings. In no event shall such signature be construed as the exercise of the Put Option by the Beneficiary or an undertaking by the Beneficiary to sell to the Promisor any of the Transferred Assets or to Convey any of the Assumed Liabilities.

/s/ Nimrod Ben-Natan
The Beneficiary
By: Harmonic, Inc.
Represented by: Nimrod Ben-Natan
Position: Chief Executive Officer

List of Appendices

Appendix 1:	APA
Appendix 2:	Put Option Notice
Appendix 3:	Equity Commitment Letter